Exhibit 99.1

October 3, 2019

Dear Shareholder:

It’s our privilege to report a record level of net income for Wilson Bank Holding Company for the first nine months of 2019, and to share some news related to our bank’s executive leadership for 2020.

Strong economies in each of the markets we serve continue to contribute to our profitability, and we’ve enjoyed another extremely productive statistical year for our bank to date. Total assets as of September 30, 2019 were $2.756 billion, representing an increase of $212 million since December 31, 2018. Net income was $28.1 million for the first nine months of 2019, compared with $22.8 for the same period last year. The latest price at which Wilson Bank Holding Company stock has sold and of which we are aware is $53.50 per share.

On the leadership front, an important step in our executive succession planning for 2020 was completed recently when the board of directors selected John Foster as the next president of Wilson Bank & Trust. We believe John is a natural fit as bank president and has our full confidence, having proven himself as a capable leader and decision maker with a tremendous work ethic since joining us in January of 1998, and we look forward to all he’ll accomplish in his new role. To begin 2020, he’ll join incoming CEO John McDearman at the head of a core executive group that also includes Chief Credit Officer Gary Whitaker, Chief Financial Officer Lisa Pominski, Retail Banking Executive Vice President Scott Jasper and Chief Operating Officer Clark Oakley. Thanks to careful long-range planning from the board and the gradual implementation of our executive succession plan starting several years ago, we expect a seamless transition into the next era of leadership following the anticipated retirement of CEO Randall Clemons at the end of 2019. We believe your community bank continues to have a bright future under the direction of a seasoned and well-prepared group of executives.

We hope you’ll join us at our 32nd annual Oktoberfest event Saturday and Sunday, October 19-20, at the Main Office in Lebanon. With one of the area’s largest car shows and activities for all ages, our longest-running bank event has become a fall tradition for many Middle Tennessee families.

Thank you for being one of the driving forces that allows us to keep thriving and growing as an independent institution.

Sincerely,

Randall Clemons	John C. McDearman, III	Jimmy Comer
President/CEO	Executive Vice President	Chairman
Wilson Bank Holding Co.	Wilson Bank Holding Co.	Wilson Bank Holding Co.